EXHIBIT 12

                             Chesapeake Funding LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                              Period from
                                                                                             June 24, 1999
                                                                                              (inception)
                                                   Nine Months Ended       Year ended           through
                                                     September 30,        December 31,        December 31
                                                 -------------------   -------------------   -------------
                                                   2002       2001       2001       2000         1999
                                                 --------   --------   --------   --------   -------------
Earnings available to cover fixed charges:

Income before income taxes                       $ 63,671   $ 74,168   $ 97,793   $ 82,130     $ 36,412
Plus: Fixed charges                                49,401    100,717    115,722    172,764       71,776
                                                 ---------  ---------  ---------  ---------    ---------
Earnings available to cover fixed charges        $113,072   $174,885   $213,515   $254,894     $108,188
                                                 =========  =========  =========  =========    =========

Fixed charges:

Interest expense                                 $ 49,401   $100,717   $115,722   $172,764     $ 71,776
Total fixed charges                              $ 49,401   $100,717   $115,722   $172,764     $ 71,776
                                                 =========  =========  =========  =========    =========

Ratio of earnings to fixed charges                   2.29x      1.74x      1.85x      1.48x        1.51x
                                                 =========  =========  =========  =========    =========